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                                                                    EXHIBIT 12.1

                       LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                          NINE MONTHS
                                      ENDED SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                     ---------------------    ---------------------------------
                                       2001        2000         2000        1999        1998
                                     ---------   ---------    ---------   ---------   ---------
(Loss) income before income taxes,
  equity in net loss of affiliates,
  minority interest, Globalstar
  related charges and cumulative
  effect of change in accounting
  principle........................  $(117,071)  $  10,124    $ (56,843)  $ (62,138)  $ (25,628)
Plus fixed charges:
Interest expense...................    158,058     137,075      187,918     173,612     111,334
Interest component of rent
  expense(1).......................     13,363      11,010       15,665       9,953       6,600
Less: Capitalized interest, net of
  amortization.....................     16,938      11,489       17,082      84,315      60,125
                                     ---------   ---------    ---------   ---------   ---------
Earnings available to cover fixed
  charges..........................  $  37,412   $ 146,720    $ 129,658   $  37,112   $  32,181
                                     =========   =========    =========   =========   =========
Fixed Charges(2)...................  $(240,201)  $(199,490)   $(271,111)  $(228,293)  $(164,359)
                                     =========   =========    =========   =========   =========
Deficiency of earnings to cover
  fixed charges....................  $(202,789)  $ (52,770)   $(141,453)  $(191,181)  $(132,178)
                                     =========   =========    =========   =========   =========

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(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(2) Preferred dividends have not been adjusted for income taxes, due to the composition of the taxing jurisdictions underlying the Company's operations and the resulting impact on the Company's effective tax rate.